Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880    Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President, Chief
	Chief Executive Officer	Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS AFFILIATES

WITH BARZMAN, KASIMOV & VIETH

WAKEFIELD, MASSACHUSETTS – August 23, 2007 - American Dental Partners, Inc., (NASDAQ: ADPI) announced today that it completed the acquisition of certain non-clinical assets of Barzman, Kasimov & Vieth, and Western New York Dental Group, the Company’s existing affiliated dental group practice in western New York, hired Barzman, Kasimov & Vieth’s clinical employees.

Founded 30 years ago, Barzman, Kasimov & Vieth is a dental group practice with 20 dentists, four facilities and a dental lab located in Buffalo, New York. The dental group generates approximately $13 million in patient revenue annually. As a result of this affiliation, Western New York Dental Group will have more than 50 dentists providing dental care to patients at 14 locations in Buffalo and two locations in Rochester. The combined group will generate approximately $34 million in annual patient revenue. Western New York Dental Group is accredited by the Accreditation Association for Ambulatory Health Care (“AAAHC”).

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 25 dental group practices which have 224 dental facilities with approximately 2,063 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.